Exhibit 10.1

CHRISTOPHER & BANKS CORPORATION

2009 QUALIFIED ANNUAL INCENTIVE PLAN

Section 1.  Establishment and Purpose

Christopher & Banks Corporation hereby establishes the Christopher & Banks Qualified Annual Incentive Plan for the purpose of authorizing the issuance of performance awards specifically intended to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

Section 2.  Certain Definitions

Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

(a)       “Award” shall mean an award of “qualified performance-based compensation” within the meaning of Section 162(m) that is granted pursuant to the terms of the Plan to a Participant.

(b)       “Board” shall mean the Board of Directors of the Company.

(c)       “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)       “Committee” shall mean the Compensation Committee of the Board, or such other committee of the Board appointed by the Board to administer the Plan; each member of the Committee shall qualify as an “outside director” pursuant to the terms of Section 162(m).

(e)       “Company” shall mean Christopher & Banks Corporation.

(f)        “Participant” shall mean any full-time officer or employee of the Company covered by Section 162(m) or who reports directly to the Chief Executive Officer of the Company and who is designated by the Committee to receive an Award.  A Participant in this Plan shall not be a participant in the Non-Qualified Annual Incentive Plan for the same Performance Period.

(g)       “Performance Period” shall mean the period or periods established by the Committee during which any performance goals specified by the Committee with respect to such Award are to be measured.

(h)       “Plan” shall mean the Christopher & Banks Corporation Qualified Performance-Based Cash Compensation Plan.

(i)        “Section 162(m)” shall mean Section 162(m) of the Code, and all rules and regulations promulgated thereunder.

Section 3.  Administration

This Plan shall be administered by the Committee.  All questions of interpretation of this Plan shall be determined by the Committee, and each determination, interpretation or other action that the Committee makes or takes pursuant to the provisions of this Plan shall be conclusive and binding for all purposes and on all persons.  The Committee shall not be liable for any action or determination made in good faith with respect to this Plan.

Section 4.  Qualified Performance-Based Cash Compensation under Section 162(m)

From time to time, the Committee may designate Participants to receive an Award or Awards granted pursuant to the Plan.  Each Award granted under the Plan shall be payable only in cash.  The following additional requirements shall apply to all Awards made to any Participant under the Plan:

(a)           Stockholder Approval of Plan.  Any Award shall be null and void and have no effect whatsoever unless the Plan shall have been approved by the stockholders of the Company at the Company’s 2009 Annual Meeting of Stockholders.  No Award shall be granted on a date that is more than five years after the date of such meeting of stockholders unless the stockholders of the Company have re-approved the Plan to the extent required by Section 162(m).

(b)           Business Criteria.  Unless and until the Committee proposes for stockholder approval, and the Company’s stockholders approve, a change in the general business criteria set forth in this Section 4(b), the attainment of which may determine the amount, if any, of an Award, the business criteria to be used for purposes of establishing performance goals for Awards shall be selected from among the following alternatives, which criteria may be selected individually, alternatively or in combination for any Award:

•                  net sales;

•                  net sales per foot;

•                  revenue per employee;

•                  revenue growth;

•                  revenue growth by one or more merchandise categories;

•                  comparable store sales growth;

•                  operating income (before or after taxes);

•                  pre- or after-tax income (before or after allocation of corporate overhead and bonus);

•                  earnings per share;

•                  gross profits;

•                  earnings (including earnings before taxes, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization);

•                  operating margins;

•                  gross margins;

•                  return on equity;

•                  total shareholder return;

•                  return on assets or net assets;

•                  appreciation in and/or maintenance of the price of shares of Common Stock, or any other publicly traded securities, of the Company;

•                  price-to-earnings ratio;

•                  economic value-added models or equivalent metrics;

•                  comparisons with one or more stock market indices;

•                  comparisons with one or more peer group indices or peer group metrics;

•                  return on capital (including return on total capital or return on invested capital);

•                  reductions in costs, including reductions in net store lease costs and/or reductions in net store rental costs;

•                  cash flow, cash flow from operations or cash flow per share (before or after accounting for any or all of the following:  dividends, income tax payments or refunds, capital expenditures);

•                  expense ratios;

•                  total expenditures, improvement in or attainment of expense levels or working capital levels;

•                  cash and cash equivalents, measured either at fiscal year-end or on a comparative fiscal year-over-fiscal year basis;

•                  debt reductions;

•                  shareholder equity;

•                  market share;

•                  net new store openings; and

•                  implementation, completion or attainment of measurable objectives with respect to (i) strategic plan development and/or implementation, (ii) tactical plans, (iii) sales plan, (iv) annual operating budgets, (v) establishing and/or maintaining multiple vendors and/or sourcing providers, (vii) products or projects, (viii) acquisitions and divestitures, and (ix) recruiting, retaining and maintaining personnel (including workforce diversity goals).

Each of such performance goals may be based solely by reference to absolute results of individual performance or organizational performance at various levels (e.g., the Company’s performance or the performance of a subsidiary, division, business segment or business unit of the Company), or may be based upon organizational performance relative to the comparable performance of other companies selected by the Committee.  To the extent consistent with Section 162(m), the Committee may also exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (X) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (Y) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (Z) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles (or other accounting principles which may then be in effect).

In the event that Section 162(m) or other applicable tax and/or securities laws or regulations change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes and without thereby exposing the Company to potentially adverse tax or other legal consequences, the Committee shall have the sole discretion to make such changes without obtaining stockholder approval.

(c)           Limitation on Awards to Individual Participants.  The maximum dollar value that may be certified by the Committee for payment to any Participant in any calendar year with respect to an Award or Awards granted hereunder is $ 3,000,000.  If an Award is cancelled, the cancelled Award shall continue to be counted toward this limitation for the applicable calendar year.

(d)           Payment of Qualified Performance Awards.  Certified Awards shall be paid no later than two and one-half months following the conclusion of the applicable performance period; provided, however, that the Committee may establish procedures that allow for the payment of Certified Awards on a deferred basis subject to the requirements of Section 409A of the Code.  The Committee may, in its discretion, reduce the amount of a payout achieved and otherwise to be paid in connection with an Award, but may not exercise discretion to increase such amount.

(e)           Certain Events.  If a Participant dies or becomes permanently and totally disabled before the end of a performance period or after the performance period and before an Award is paid, the Committee may, in its discretion, determine that the Participant shall be paid a pro-rated portion of the Award that the Participant would have received but for his or her death or disability.

(f)            Timing of Designations; Duration of Performance Periods.  For each Award, the Committee shall, not later than 90 days after the beginning of each performance period, (i) designate all Participants for such performance period, and (ii) establish the objective performance factors for each Participant for that performance period on the basis of one or more of the criteria set forth in Section 4(b) above; provided that, with respect to such criteria, the outcome is substantially uncertain at the time the Committee actually establishes the goal.  The Committee shall have sole discretion to determine the applicable performance period, provided that in the case of a performance period less than 12 months, in no event will a performance goal be considered to be pre-established if it is established after 25 percent of the performance period (as scheduled in good faith at the time the goal is established) has elapsed.

(g)           Certification.  Following the close of each performance period and prior to payment of any amount to a Participant with respect to an Award, the Committee shall certify in writing as to the attainment of all factors (including the performance factors for a Participant) upon which any payments to a Participant for that performance period are to be based.

(h)           Interpretation.  Each of the provisions in this Section 4, and all of the other terms and conditions of the Plan as they apply to any Award, shall be interpreted in such a fashion as to qualify all compensation paid hereunder as “qualified performance-based compensation” within the meaning of Section 162(m).  Nothing in this Plan shall be interpreted to limit the Committee’s authority to grant any other awards to Participants, whether qualifying as or not qualifying as performance awards for purposes of Section 162(m), under the terms of any other incentive plan of the Company.

Section 5.  Amendment and Termination of Plan

The Committee shall have the power to amend the Plan or terminate the Plan at any time, as a whole or with respect to any Participant or group of Participants, and any such amendment or Plan termination shall be binding on all Participants and their beneficiaries and all other parties in interest.  In accordance with the Committee’s authority to amend or terminate the Plan, such amendment or termination may amend, alter, suspend, discontinue or terminate a Participant’s rights with respect to any outstanding Awards not yet certified by the Company, either prospectively or retroactively, without the consent of the Participant or beneficiary thereof; provided that, the Committee may not amend any Award in any manner that would cause the Award to fail to qualify as “qualified performance-based compensation” within the meaning of Section 162(m).

Section 6.  Effective Date of the Plan

The Plan shall be effective as of the date of its approval by the stockholders of the Company.